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                                                                     Exhibit 3.3

                                   CERTIFICATE
                                       OF

                                 MED/WASTE, INC.

               I, the undersigned, DANIEL A. STAUBER, as President of MED/WASTE, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Corporation") hereby certify and affirm the following:

             1.           The name of the Corporation is MED/WASTE, INC.

             2.           On June 10, 1997, the Board of Directors, pursuant to
                          Section 151 of the Delaware General Corporation laws adopted a resolution establishing the Designation, Preferences Limitations, and relative Rights of the Series A Preferred Stock, Callable, Convertible Series (the "Series A Designation"). The Series A Designation was filed with the secretary of State of Delaware on August 12, 1997.

             3. As of September 26, 1997, no shares of Series A were outstanding. On September 26, 1997, the Board of Directors, pursuant to Section 151 of the Delaware General Corporation laws adopted a resolution amending the Series A Designation in the form of Exhibit "A" attached hereto.

             4. The foregoing amendment to the Series A Designation was adopted by the Board of Directors in accordance with ss. 151 of the Delaware General Corporation Laws and shall become effective and constitutes an amendment to the Corporation's Certificate of Incorporation upon the proper filing of this instrument with the Delaware Secretary of State.

             5. Shareholder approval is not required pursuant to the Delaware General Corporation Laws.

               IN WITNESS WHEREOF, the undersigned has execute this Certificate of MED/WASTE, INC., this _____ day of September, 1997.

                                                 MED/WASTE, INC.,  a Delaware
                                                 corporation


                                                 By:
                                                   ----------------------------
                                                   DANIEL A. STAUBER, President

               I CERTIFY, that DANIEL A. STAUBER, personally known to me to be the same persons whose names are subscribed to the foregoing instrument, this day personally appeared before me as the President of MED/WASTE, INC., and he acknowledged that he has executed the foregoing instrument fully and voluntarily for the use and purpose therein expressed.

               SWORN TO AND SUBSCRIBED before me this _____ day of September, 1997.

My Commission Expires:                         --------------------------------
                                               NOTARY PUBLIC, STATE OF FLORIDA
                                               Print Name: ____________________
                                               Commission No.:_________________



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                     CERTIFICATE OF ADOPTION OF RESOLUTIONS
                                     OF THE
                               BOARD OF DIRECTORS
                                       OF
                                 MED/WASTE, INC.

         AMENDING THE DESIGNATION, PREFERENCES, RIGHTS, QUALIFICATIONS,
                      LIMITATIONS OR RESTRICTIONS THEREOF,
        OF THE SERIES A PREFERRED STOCK, 9% REDEEMABLE CONVERTIBLE SERIES

                          -----------------------------

         MED/WASTE, INC., a Delaware corporation (the "Corporation"), hereby certifies that pursuant to the authority vested in the Board of Directors of the Corporation by the provisions of its Certificate of Incorporation, and by the provisions of The General Corporation Law of the State of Delaware, the Board of Directors adopted the following resolution:

             RESOLVED, the designation of the Series A Preferred Stock is hereby amended by adding the following paragraph 11 to as follows:

             SECTION 11. RIGHT TO EXCHANGE Provided that at least 35,000 shares of Series A are sold prior to October 31, 1997, in the event that the Corporation shall at any time prior to March 30, 1998, engage in a private placement (an "Additional Placement") of any of its securities (the "Other Securities"), the Corporation shall in accordance with the provisions set forth herein, offer to each holder of the Series A, the right to exchange (the "Exchange") their shares of Series A for the Other Securities. The term "Other Securities" shall not include non-convertible debt instruments issued by the Corporation (whether or not warrants are also issued in connection therewith). The Corporation shall give each Investor written notice (the "Exchange Notice") promptly after completion of the Additional Placement. The Exchange Notice shall include a description of all of the terms and conditions relating to the Other Securities (including the aggregate amount sold) and, if the Other Securities were offered and sold pursuant to a written disclosure document, the Exchange Notice shall include a copy of the written disclosure document. Each Investor shall have fifteen (15) days after the Exchange Notice to determine whether to participate in the Exchange. Any Investor that does not provide timely written notice to the Corporation of their determination to participate in the Exchange shall be deemed to have elected not to participate in the Exchange. In order to properly elect to participate in the Exchange, an Investor must send written notice of election to the Corporation at its principal offices and the Investor must include their original certificate for Series A with such notice. Immediately following the expiration of the fifteen (15) day election period, the Corporation shall issue to the Investors that have properly elected to participate in the Exchange, the Other Securities based on the purchase price that was originally paid to the Corporation for the tendered shares of Series A. For purposes of the Exchange, the purchase price of each share of Series A is taken at $100. For example, if an Investor owns 500 shares at $50,000 and the Investor has elected to participate in the Exchange, such Investor shall receive, in exchange for the Investors' shares of Series A, $50,000 of Other Securities, as valued in the Additional Placement. The Other Securities to be issued to Investors that have elected to participate in the Exchange will be in addition to the Other Securities sold in the Additional Placement and will not reduce the aggregate number of Other Securities sold or the aggregate purchase price received by the Corporation in connection with the Additional Placement. Concurrently with the closing of the Exchange, the Corporation shall pay in cash to each Investor that will receive Other Securities, all accrued and unpaid dividends through the date the Exchange is consummated, on the Shares of Series A being Exchanged.

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